Exhibit 99.2

Vinco Ventures, Inc. Announces 2021 Annual Proxy

Bethlehem, PA, September 8, 2021 (GLOBE NEWSWIRE) — Vinco Ventures, Inc. (NASDAQ: BBIG) a leader in selective acquisitions leveraging new market opportunities by utilizing the B.I.G. Strategy: Buy. Innovate. Grow. today announce the company’s 2021 Annual Proxy details and provides a corporate update in a new investor presentation.

Please review the enclosed presentation for more details.

About Vinco Ventures, Inc.

Vinco Ventures, Inc. (BBIG) is a selective acquisitions company focused on digital media and content technologies. Vinco’s B.I.G. (Buy. Innovate. Grow.) strategy is to seek acquisition opportunities that are poised for scale and will “BE BIG”. For more information visit Investors.vincoventures.com.

About Lomotif

Lomotif is the leading video-sharing social networking platform that is democratizing video creation. Since the company was co-founded by video enthusiast Paul Yang in 2014, Lomotif has been granted three technology patents uniquely focused on empowering creators to share and watch short videos with ease through remix and collaboration. Yang’s bold vision is to build the world’s largest video vocabulary to accelerate the world’s transition to video-first expression. Lomotif, available in the Apple and Google stores, is a downloadable app for hip hop, rap, and urban culture across the United States and Latin America. Lomotif is one of five partners selected by Snapchat for a bi-directional integration for posting stories between the two platforms. For additional information about Lomotif Private Limited, please visit Lomotif’s website at www.lomotif.com.

About ZASH Global Media and Entertainment Corporation

ZASH Global Media and Entertainment Corporation is an evolving network of synergetic companies working together to disrupt the media and entertainment industry. For additional information about ZASH Global Media and Entertainment Corporation, please visit ZASH’s website at www.zash.global.

Forward-Looking Statements and Disclaimers

To the extent any statements contained in this press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and the information that are based upon beliefs of, and information currently available to, the company’s management as well as estimates and assumptions made by the company’s management. These statements can be identified by the fact that they do not relate strictly to historic or current facts. When used in this presentation the words “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate,” “projected” and other words or the negative of these terms and similar expressions as they relate to the company or the company’s management identify forward-looking statements. Such statements reflect the current view of the company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the company’s industry, its operations and results of operations and any businesses that may be acquired by the company. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, the company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the company does not intend to update any of the forward-looking statements to conform these statements to actual results.

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Investor Relations

Aimee Carroll

T: 866-900-0992

investors@vincoventures.com